Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com

FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS RECORD

SECOND QUARTER 2020 RESULTS

INCREASES 2020 ACQUISITION GUIDANCE TO $900 MILLION TO $1.1 BILLION

Bloomfield Hills, MI, July 20, 2020 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2020. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2020 Financial and Operating Highlights:

▪	Invested a record $275.6 million in 78 retail net lease properties
▪	Net Income per share attributable to the Company increased 4.7% to $0.47
▪	Net Income attributable to the Company increased 36.1% to $25.3 million
▪	Increased Core Funds from Operations (“Core FFO”) per share 2.1% to $0.76
▪	Increased Core FFO 32.0% to $40.9 million
▪	Increased Adjusted Funds from Operations (“AFFO”) per share 3.0% to $0.76
▪	Increased AFFO 33.1% to $40.7 million
▪	Declared a quarterly dividend of $0.60 per share, a 5.3% year-over-year increase
▪	Completed forward equity offering in which 6,166,666 shares were sold to Cohen & Steers Capital Management, Inc. via an underwritten public offering at $60.00 per share, raising anticipated net proceeds of $362.7 million
▪	Sold 742,860 shares of common stock via the forward component of the Company’s at-the-market equity (“ATM”) program for anticipated net proceeds of $48.4 million
▪	Settled 3,976,695 shares of the Company’s outstanding ATM forward equity offerings for net proceeds of approximately $267.4 million

First Half 2020 Financial and Operating Highlights:

▪	Invested a record $506.8 million in 132 retail net lease properties
▪	Completed four development or Partner Capital Solutions (“PCS”) projects
▪	Net Income per share attributable to the Company increased 1.1% to $0.93
▪	Net Income attributable to the Company increased 25.9% to $46.5 million
▪	Increased Core FFO per share 6.1% to $1.58
▪	Increased Core FFO 31.7% to $78.4 million
▪	Increased AFFO per share 7.6% to $1.57
▪	Increased AFFO 33.6% to $77.9 million
▪	Declared dividends of $1.185 per share, a 5.3% year-over-year increase
▪	Received a BBB investment grade credit rating from S&P Global Ratings to accompany the Company’s existing Baa2 investment grade credit rating from Moody’s Investors Service

1

Financial Results

Net Income

Net Income attributable to the Company for the three months ended June 30, 2020 increased 36.1% to $25.3 million, compared to $18.6 million for the comparable period in 2019. Net Income per share attributable to the Company for the three months ended June 30, 2020 increased 4.7% to $0.47, compared to $0.45 per share for the comparable period in 2019.

Net Income attributable to the Company for the six months ended June 30, 2020 increased 25.9% to $46.5 million, compared to $36.9 million for the comparable period in 2019. Net income per share attributable to the Company for the six months ended June 30, 2020 increased 1.1% to $0.93, compared to $0.92 per share for the comparable period in 2019.

Core Funds from Operations

Core FFO for the three months ended June 30, 2020 increased 32.0% to $40.9 million, compared to Core FFO of $31.0 million for the comparable period in 2019. Core FFO per share for the three months ended June 30, 2020 increased 2.1% to $0.76, compared to Core FFO per share of $0.75 for the comparable period in 2019.

Core FFO for the six months ended June 30, 2020 increased 31.7% to $78.4 million, compared to Core FFO of $59.5 million for the comparable period in 2019. Core FFO per share for the six months ended June 30, 2020 increased 6.1% to $1.58, compared to Core FFO per share of $1.49 for the comparable period in 2019.

Adjusted Funds from Operations

AFFO for the three months ended June 30, 2020 increased 33.1% to $40.7 million, compared to AFFO of $30.6 million for the comparable period in 2019. AFFO per share for the three months ended June 30, 2020 increased 3.0% to $0.76, compared to AFFO per share of $0.74 for the comparable period in 2019.

AFFO for the six months ended June 30, 2020 increased 33.6% to $77.9 million, compared to AFFO of $58.3 million for the comparable period in 2019. AFFO per share for the six months ended June 30, 2020 increased 7.6% to $1.57, compared to AFFO per share of $1.45 for the comparable period in 2019.

Dividend

The Company paid a cash dividend of $0.60 per share on July 10, 2020 to stockholders of record on June 26, 2020, a 5.3% increase over the $0.570 quarterly dividend declared in the second quarter of 2019. The quarterly dividend represents payout ratios of approximately 79% of Core FFO per share and AFFO per share, respectively.

For the six months ended June 30, 2020, the Company declared dividends of $1.185 per share, a 5.3% increase over the dividends of $1.125 per share declared for the comparable period in 2019. The dividends represent payout ratios of approximately 75% of Core FFO per share and 76% of AFFO per share, respectively.

CEO Comments

“We are extremely pleased with our performance during the first half of the year as we executed on our strategy in an efficient and disciplined manner amidst the ongoing disruption caused by COVID-19,” said Joey Agree, President and Chief Executive Officer. “Our rent collections of approximately 90% during the second quarter, as well as 94% to date in July, demonstrate the resiliency of our best-in-class portfolio. Given our record year-to-date investment activity and robust pipeline, we are increasing our full-year acquisition guidance to a range of $900 million to $1.1 billion. While increasing our acquisition guidance, we will continue to adhere to our rigorous underwriting standards and will maintain our fortress-like balance sheet during these uncertain times.”

2

Portfolio Update

As of June 30, 2020, the Company’s growing portfolio consisted of 936 properties located in 46 states and totaled approximately 18.4 million square feet of gross leasable area.

The portfolio was approximately 99.8% leased, had a weighted-average remaining lease term of approximately 9.7 years, and generated 61.0% of annualized base rents from investment grade retail tenants or parent entities thereof.

COVID-19 Rental Payment Update

As of July 17, 2020, the Company received April, May and June rent payments from 92%, 89% and 89% of its portfolio, respectively. In the aggregate, the Company received second quarter rent payments from 90% of its portfolio. The Company has entered into deferral agreements representing 1% of April rents, 4% of May rents and 5% of June rents. In the aggregate, the Company entered into deferral agreements representing 3% of second quarter rents.

The Company has received July rent payments from 94% of its portfolio and entered into deferral agreements with tenants representing 3% of July rents. The weighted-average deferral period for all deferral agreements entered into as of July 17, 2020 is approximately three months, with a weighted-average payback period of approximately nine months.

Ground Lease Portfolio

As of June 30, 2020, the Company’s ground lease portfolio consisted of 69 properties located in 25 states and totaled approximately 2.2 million square feet of gross leasable area. Properties ground leased to tenants accounted for 8.0% of annualized base rents.

The ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 10.4 years, and generated 89.3% of annualized base rents from investment grade retail tenants or parent entities thereof.

Acquisitions

Total acquisition volume for the second quarter of 2020 was approximately $271.8 million and included 75 assets net leased to leading retailers operating in sectors including off-price retail, auto parts, general merchandise, dollar stores, convenience stores, grocery stores and tire and auto service. The properties are located in 26 states and leased to tenants operating in 11 sectors. The properties were acquired at a weighted-average capitalization rate of 6.5% and had a weighted-average remaining lease term of approximately 10.9 years. Approximately 79.4% of annualized base rents acquired were generated from investment grade retail tenants or parent entities thereof. Approximately 27% of the Company’s second quarter acquisition volume was invested into seven assets leased to Walmart.

For the six months ended June 30, 2020, total acquisition volume was approximately $499.5 million. The 126 acquired properties are located in 33 states and leased to 24 diverse tenants who operate in 17 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.5% and had a weighted-average remaining lease term of approximately 11.0 years. Approximately 83.6% of annualized base rents were generated from investment grade retail tenants or parent entities thereof. Approximately 31% of the Company’s year-to-date acquisition volume was invested into 13 assets leased to Walmart.

The Company’s outlook for total acquisition volume in 2020, which includes several significant assumptions, is being increased to a range of $900 million to $1.1 billion from a previous range of $700 million to $800 million.

3

Dispositions

During the second quarter, the Company sold eight properties for gross proceeds of approximately $19.0 million. The dispositions were completed at a weighted-average capitalization rate of 6.3%. During the six months ended June 30, 2020, the Company divested 14 properties for total gross proceeds of $44.1 million. The weighted-average capitalization rate of the dispositions was 7.2%.

The Company is increasing the lower end of its total disposition guidance range for 2020 from $35 million to $50 million and is maintaining the upper end of the range at $75 million.

Development and Partner Capital Solutions

In the second quarter of 2020, the Company completed its first development with Family Dollar in Grayling, Michigan. The Company commenced one new development project during the second quarter. The project is the Company’s second development with Harbor Freight Tools in Weslaco, Texas, and is expected to be completed in the fourth quarter of 2020.

Construction continued during the second quarter on the Company’s first development with TJ Maxx in Harlingen, Texas, which is expected to be completed in the third quarter of 2020.

For the six months ended June 30, 2020, the Company had six development or PCS projects completed or under construction. Anticipated total costs are approximately $19.1 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
ALDI	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Harbor Freight Tools	Frankfort, KY	Build-to-Suit	10 years	Q4 2019	Complete
Big Lots	Frankfort, KY	Build-to-Suit	10 years	Q1 2020	Complete
Tractor Supply	Hart, MI	Build-to-Suit	10 years	Q1 2020	Complete
Sunbelt Rentals	Converse, TX	Build-to-Suit	10 years	Q1 2020	Complete
Family Dollar	Grayling, MI	Build-to-Suit	7 Years	Q2 2020	Complete
TJ Maxx	Harlingen, TX	Build-to-Suit	10 years	Q3 2020	Under Construction
Harbor Freight Tools	Weslaco, TX	Build-to-Suit	15 Years	Q4 2020	Under Construction

4

Leasing Activity and Expirations

During the second quarter, the Company executed new leases, extensions or options on approximately 92,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included the 20-year net lease with Loves Furniture at the former Art Van Furniture store in Canton, Michigan. The approximately 70,000 square foot space was delivered to Loves Furniture in June. Rent is anticipated to commence during the third quarter of 2020.

For the six months ended June 30, 2020, the Company executed new leases, extensions or options on approximately 272,000 square feet of gross leasable area throughout the existing portfolio.

As of June 30, 2020, the Company’s 2020 lease maturities represented 0.1% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of June 30, 2020, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2020	3	300	0.1%	59	0.3%
2021	24	4,448	1.9%	262	1.4%
2022	18	3,713	1.6%	340	1.9%
2023	41	8,046	3.4%	936	5.1%
2024	37	12,463	5.3%	1,408	7.7%
2025	57	14,085	6.0%	1,328	7.2%
2026	70	12,361	5.3%	1,187	6.5%
2027	73	16,936	7.2%	1,296	7.1%
2028	69	17,168	7.3%	1,481	8.1%
2029	96	29,851	12.7%	2,672	14.6%
Thereafter	531	115,224	49.2%	7,388	40.1%
Total Portfolio	1,019	$234,595	100.0%	18,357	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of June 30, 2020 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of June 30, 2020, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

5

Top Tenants

The Company added Burlington to its top tenants during the second quarter of 2020. As of June 30, 2020, Mister Car Wash is no longer among the Company’s top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2020:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$17,894	7.6%
Sherwin-Williams	10,001	4.3%
Dollar General	9,280	4.0%
Best Buy	8,973	3.8%
TJX Companies	8,231	3.5%
Tractor Supply	7,950	3.4%
O'Reilly Auto Parts	7,565	3.2%
Walgreens	6,594	2.8%
TBC Corporation	6,088	2.6%
CVS	5,530	2.4%
Hobby Lobby	5,147	2.2%
LA Fitness	5,091	2.2%
Dollar Tree	5,036	2.1%
Lowe's	4,890	2.1%
Sunbelt Rentals	4,735	2.0%
Home Depot	4,549	1.9%
AutoZone	4,438	1.9%
Wawa	3,793	1.6%
Burlington	3,671	1.6%
Other(2)	105,139	44.8%
Total Portfolio	$234,595	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

Bolded and italicized tenants represent additions for the three months ended June 30, 2020.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

6

Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of June 30, 2020:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent	Q2 2020 Rent Payments Received(2)
Home Improvement	$22,665	9.7%	98%
Tire and Auto Service	17,898	7.6%	96%
General Merchandise	16,895	7.2%	99%
Grocery Stores	16,459	7.0%	100%
Convenience Stores	15,189	6.5%	100%
Off-Price Retail	14,114	6.0%	75%
Auto Parts	13,528	5.8%	100%
Dollar Stores	13,107	5.6%	100%
Pharmacy	12,944	5.5%	100%
Consumer Electronics	10,335	4.4%	100%
Farm and Rural Supply	8,901	3.8%	100%
Health and Fitness	7,499	3.2%	20%
Crafts and Novelties	7,309	3.1%	89%
Home Furnishings	5,611	2.4%	61%
Restaurants - Quick Service	5,267	2.2%	99%
Equipment Rental	5,061	2.2%	100%
Warehouse Clubs	4,988	2.1%	100%
Health Services	4,923	2.1%	100%
Specialty Retail	4,862	2.1%	72%
Discount Stores	4,182	1.8%	90%
Theaters	3,854	1.6%	71%
Entertainment Retail	3,117	1.3%	0%
Dealerships	3,112	1.3%	100%
Pet Supplies	2,597	1.1%	100%
Restaurants - Casual Dining	2,187	0.9%	85%
Financial Services	2,075	0.9%	100%
Sporting Goods	2,020	0.9%	100%
Apparel	1,271	0.5%	45%
Shoes	1,019	0.4%	55%
Beauty and Cosmetics	878	0.4%	100%
Office Supplies	659	0.3%	100%
Miscellaneous	69	0.1%	94%
Total Portfolio	$234,595	100.0%	90%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Reflects the contractual rent paid as a percentage of the total contractual rent due for the three months ended June 30, 2020 for each respective sector. Beginning in 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. "Contractual rent" for any period means the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period.

7

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of June 30, 2020:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Michigan	$18,362	7.8%
Texas	16,397	7.0%
Florida	14,356	6.1%
Illinois	12,859	5.5%
Pennsylvania	11,675	5.0%
Ohio	11,509	4.9%
North Carolina	9,641	4.1%
Georgia	8,889	3.8%
New Jersey	8,739	3.7%
Virginia	8,001	3.4%
New York	7,359	3.1%
Missouri	7,036	3.0%
Wisconsin	6,879	2.9%
Louisiana	6,357	2.7%
California	6,088	2.6%
Mississippi	5,915	2.5%
Other(2)	74,533	31.9%
Total Portfolio	$234,595	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

8

Capital Markets and Balance Sheet

Capital Markets

During the first quarter of 2020, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 3,373,828 shares of common stock at an average gross price of $69.00 per share.

On March 30, 2020, the Company settled 1,400,251 shares under forward sale agreements entered in 2019 and 2020 and received net proceeds of approximately $104.6 million. On April 22, 2020, the Company settled the remaining 3,976,695 shares under forward sale agreements entered in 2019 and 2020 and received net proceeds of approximately $267.4 million.

On March 30, 2020, the Company commenced a follow-on public offering of 2,875,000 shares of common stock, including the underwriters’ overallotment option, at a public offering price of $61.00 per share. The follow-on public offering closed on April 2, 2020, and the Company received net proceeds of approximately $170.4 million.

On April 22, 2020, the Company closed an underwritten public offering of 6,166,666 shares of its common stock (the “April 2020 Forward Offering”) in connection with a forward sale agreement in which the shares were sold to Cohen & Steers Capital Management, Inc. at a price of $60.00 per share. Upon settlement, the April 2020 Forward Offering is anticipated to raise net proceeds of approximately $362.7 million after deducting fees and expenses and making certain other adjustments as provided in the forward sale agreement.

During the second quarter of 2020, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 742,860 shares of common stock at an average gross price of $66.61 per share (the “ATM Forward Offerings”). Upon settlement, the ATM Forward Offerings are anticipated to raise net proceeds of approximately $48.4 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

To date, the Company has not received any proceeds from the sale of shares under the April 2020 Forward Offering and the ATM Forward Offerings, which total 6,909,526 shares of common stock and are anticipated to raise net proceeds of approximately $411.1 million.

Balance Sheet

As of June 30, 2020, the Company’s net debt to recurring EBITDA was 3.5 times and its fixed charge coverage ratio was 4.6 times. The Company’s pro forma net debt to recurring EBITDA was 1.6 times when deducting the $362.7 million of anticipated net proceeds from the April 2020 Forward Offering and the $48.4 million of anticipated net proceeds from the ATM Forward Offerings from the Company’s net debt of $747.5 million as of June 30, 2020.

The Company’s total debt to enterprise value was 18.2% as of June 30, 2020. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and six months ended June 30, 2020, the Company’s fully diluted weighted-average shares outstanding were 53.3 million and 49.4 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2020 were 52.7 million and 49.1 million, respectively.

For the three and six months ended June 30, 2020, the Company’s fully diluted weighted-average shares and units outstanding were 53.6 million and 49.8 million, respectively. The basic weighted-average shares and units outstanding for the three and six months ended June 30, 2020 were 53.1 million and 49.4 million, respectively.

The Company’s assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2020, there were 347,619 operating partnership units outstanding and the Company held a 99.4% interest in the operating partnership.

9

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, July 21, 2020 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. As of June 30, 2020, the Company owned and operated a portfolio of 936 properties, located in 46 states and containing approximately 18.4 million square feet of gross leasable area. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

10

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

###

Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

11

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Assets:
Real Estate Investments:
Land	$856,113	$735,991
Buildings	1,927,114	1,600,293
Accumulated depreciation	(146,267)	(127,748)
Property under development	6,171	10,056
Net real estate investments	2,643,131	2,218,592
Real estate held for sale, net	-	3,750
Cash and cash equivalents	29,341	15,603
Cash held in escrows	7,043	26,554
Accounts receivable - tenants	33,996	26,808
Lease intangibles, net of accumulated amortization of $105,296 and $89,118 at June 30, 2020 and December 31, 2019, respectively	368,812	343,514
Other assets, net	29,319	29,709
Total Assets	$3,111,642	$2,664,530

Liabilities:
Mortgage notes payable, net	$33,513	$36,698
Unsecured term loans, net	237,274	237,403
Senior unsecured notes, net	509,253	509,198
Unsecured revolving credit facility	-	89,000
Dividends and distributions payable	32,519	25,014
Accounts payable, accrued expenses and other liabilities	80,088	48,987
Lease intangibles, net of accumulated amortization of $21,758 and $19,307 at June 30, 2020 and December 31, 2019, respectively	33,019	26,668
Total Liabilities	$925,666	$972,968

Equity:
Common stock, $.0001 par value, 90,000,000 shares authorized, 53,851,092 and 45,573,623 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	$5	$5
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	2,295,235	1,752,912
Dividends in excess of net income	(69,595)	(57,094)
Accumulated other comprehensive income (loss)	(41,544)	(6,492)
Total Equity - Agree Realty Corporation	$2,184,101	$1,689,331
Non-controlling interest	1,875	2,231
Total Equity	$2,185,976	$1,691,562
Total Liabilities and Equity	$3,111,642	$2,664,530

12

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues
Rental Income	$57,476	$44,875	$113,259	$87,219
Other	59	45	85	49
Total Revenues	$57,535	$44,920	$113,344	$87,268

Operating Expenses
Real estate taxes	$4,840	$3,720	$9,542	$7,342
Property operating expenses	1,860	1,496	4,195	3,235
Land lease expense	325	372	652	568
General and administrative	4,587	3,880	9,244	7,914
Depreciation and amortization	15,607	10,836	29,740	20,700
Provision for impairment	1,128	1,193	1,128	1,609
Total Operating Expenses	$28,347	$21,497	$54,501	$41,368

Income from Operations	$29,188	$23,423	$58,843	$45,900

Other (Expense) Income
Interest expense, net	$(8,479)	$(7,455)	$(18,149)	$(15,012)
Gain (loss) on sale of assets, net	4,952	2,949	6,597	6,376
Income tax (expense) benefit	(260)	(195)	(520)	(26)
Other (expense) income	23	-	23	-

Net Income	$25,424	$18,722	$46,794	$37,238

Less Net Income Attributable to Non-Controlling Interest	166	158	308	327

Net Income Attributable to Agree Realty Corporation	$25,258	$18,564	$46,486	$36,911

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.47	$0.45	$0.94	$0.94
Diluted	$0.47	$0.45	$0.93	$0.92

Other Comprehensive Income
Net Income	$25,424	$18,722	$46,794	$37,238
Changes in fair value of interest rate swaps	(2,244)	(3,794)	(35,269)	(7,199)
Realized gain (loss) on settlement of interest rate swaps	(17)	-	(33)	-
Total Comprehensive Income (Loss)	23,163	14,928	11,492	30,039
Comprehensive Income Attributable to Non-Controlling Interest	(151)	(125)	(42)	(264)
Comprehensive Income Attributable to Agree Realty Corporation	$23,012	$14,803	$11,450	$29,775

Weighted Average Number of Common Shares Outstanding - Basic	52,726,230	40,612,372	49,082,616	39,058,743
Weighted Average Number of Common Shares Outstanding - Diluted	53,266,740	41,141,659	49,423,546	39,745,337

13

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net Income	$25,424	$18,722	$46,794	$37,238
Depreciation of rental real estate assets	11,316	8,276	21,719	15,920
Amortization of lease intangibles - in-place leases and leasing costs	4,170	2,496	7,791	4,653
Provision for impairment	1,128	1,193	1,128	1,609
(Gain) loss on sale of assets, net	(4,952)	(2,949)	(6,597)	(6,376)
Funds from Operations	$37,086	$27,738	$70,835	$53,044
Amortization of above (below) market lease intangibles, net	3,779	3,225	7,588	6,501
Core Funds from Operations	$40,865	$30,963	$78,423	$59,545
Straight-line accrued rent	(1,681)	(1,692)	(3,319)	(3,190)
Deferred tax expense (benefit)	-	-	-	(475)
Stock based compensation expense	1,224	1,026	2,238	1,939
Amortization of financing costs	168	209	336	365
Non-real estate depreciation	121	64	230	127
Adjusted Funds from Operations	$40,697	$30,570	$77,908	$58,311

Funds from Operations Per Share - Basic	$0.70	$0.68	$1.43	$1.35
Funds from Operations Per Share - Diluted	$0.69	$0.67	$1.42	$1.32

Core Funds from Operations Per Share - Basic	$0.77	$0.76	$1.59	$1.51
Core Funds from Operations Per Share - Diluted	$0.76	$0.75	$1.58	$1.49

Adjusted Funds from Operations Per Share - Basic	$0.77	$0.75	$1.58	$1.48
Adjusted Funds from Operations Per Share - Diluted	$0.76	$0.74	$1.57	$1.45

Weighted Average Number of Common Shares and Units Outstanding - Basic	53,073,849	40,959,991	49,430,235	39,406,362
Weighted Average Number of Common Shares and Units Outstanding - Diluted	53,614,359	41,489,278	49,771,165	40,092,956

Additional supplemental disclosure
Scheduled principal repayments	$233	$745	$463	$1,607
Capitalized interest	30	113	55	203
Capitalized building improvements	1,361	926	2,276	960
Contractual rents subject to deferral(1)	1,941	-	1,941	-
Uncollected contractual rents not subject to deferral(1)	3,527	-	3,527	-

(1) Beginning in the second quarter of 2020, the Company began providing supplemental disclosures due to the COVID-19 pandemic. "Contractual rent" for any period means the recurring cash amount charged to tenants, inclusive of monthly base rent and recurring operating cost reimbursements due pursuant to lease agreements, for such period.  The Company is accounting for lease concessions related to COVID-19 as increases in its lease receivables as tenant payments accrue and is continuing to recognize rental income.

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)
The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished.  Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash and/or infrequently recurring items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

14

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended June 30,
	2020
Net Income	$25,424
Interest expense, net	8,479
Income tax expense	260
Depreciation of rental real estate assets	11,316
Amortization of lease intangibles - in-place leases and leasing costs	4,170
Non-real estate depreciation	121
Provision for impairment	1,128
(Gain) loss on sale of assets, net	(4,952)
EBITDAre	$45,946

Run-Rate Impact of Investment, Disposition and Leasing Activity	$3,015
Amortization of above (below) market lease intangibles, net	3,779
Other expense (income)	(23)
Recurring EBITDA	$52,717

Annualized Recurring EBITDA	$210,868

Total Debt	$783,878
Cash, cash equivalents and cash held in escrows	(36,384)
Net Debt	$747,494

Net Debt to Recurring EBITDA	3.5	x

Net Debt	$747,494
Anticipated Net Proceeds from ATM Forward Offerings	(48,384)
Anticipated Net Proceeds from April 2020 Forward Offering	(362,679)
Proforma Net Debt	$336,431

Proforma Net Debt to Recurring EBITDA	1.6	x

Non-GAAP Financial Measures

EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors.  Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company.  Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt
The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company.  The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Offerings and April 2020 Forward Offering
The Company has 742,860 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $48.4 million based on the applicable forward sale prices as of June 30, 2020. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between May 2021 and June 2021.  On April 20, 2020, the Company commenced an underwritten public offering of 6,166,666 shares of common stock in connection with a forward sale agreement at a public offering price of $60.00 per share. Upon settlement, the April 2020 Forward Offering is anticipated to raise net proceeds of approximately $362.7 million based on the applicable forward sale price as of June 30, 2020. The Company is contractually obligated to settle the offering by April 2021.

15

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Rental Income Source(1)
Minimum rents(2)	$53,229	$41,508	$103,972	$80,230
Percentage rents(2)	16	-	249	287
Operating cost reimbursement(2)	6,176	4,900	12,836	10,013
Straight-line rental adjustments(3)	1,834	1,692	3,790	3,190
Amortization of (above) below market lease intangibles(4)	(3,779)	(3,225)	(7,588)	(6,501)
Total Rental Income	$57,476	$44,875	$113,259	$87,219

(1)   The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019.  The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations.  The purpose of this table is to provide additional supplementary detail of Rental Income.

(2)   Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting.  The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3)   Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4)   In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.  Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income.

16